Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 4q22 results, provides business update and announces 4q22 earnings call date

●	Expects 4Q22 operating income for Ocean Transportation to be $70.0 to $80.0 million
●	Expects 4Q22 operating income for Logistics to be $12.0 to $13.0 million
●	Expects 4Q22 net income and diluted EPS to be $69.9 to $74.8 million and $1.88 to $2.01, respectively
●	Year-over-year decrease in consolidated operating income driven primarily by lower contribution from China service
●	Repurchased approximately 1.5 million shares in 4Q22
●	Announces fourth quarter earnings call date on February 21, 2023

HONOLULU, Hawaii (January 18, 2023) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary fourth quarter financial results, provides a business update and announces that its fourth quarter earnings call will be held on February 21, 2023.

“Matson’s Ocean Transportation and Logistics business segments performed well in a difficult business environment,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service achieved lower year-over-year volume and freight rates which contributed to the decline in our consolidated operating income. As we mentioned on our November earnings call, we expected the fourth quarter of 2022 and first quarter of 2023 to be challenging in the Transpacific tradelane as retailers’ inventories adjust to consumer demand levels and as ocean liners reduce vessel capacity to meet lower demand levels. Currently in the Transpacific marketplace, business conditions remain challenging as retailers continue to right-size inventories amidst weakening consumer demand, increasing interest rates and economic uncertainty. As such, we expect our CLX and CLX+ services in the first quarter and first half of the year to reflect freight demand levels below normalized conditions with lower year-over-year volumes and a lower rate environment. Absent an economic ‘hard landing’ in the U.S., we expect improved trade dynamics in the second half of 2023 as the Transpacific marketplace transitions to a more normalized level of demand. Regardless of the economic environment, we operate the two fastest and most reliable ocean services and, as a result, we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii, Alaska and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was primarily due to lower retail- and hospitality-related demand compared to elevated pandemic levels in the year ago period. In Logistics, operating income decreased year-over-year primarily due to a lower contribution from supply chain management consistent with lower demand in the Transpacific tradelane. As a result, Matson expects fourth quarter operating income for Ocean Transportation of $70.0 to $80.0 million and Logistics operating income of $12.0 to $13.0 million. We also expect fourth quarter 2022 net income and diluted EPS to be $69.9 to $74.8 million and $1.88 to $2.01, respectively.”

Fourth Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended December 31, 2022 compared to the three months ended December 31, 2021 and on a FEU basis:

●	Hawaii container volume decreased 13.0 percent primarily due to lower retail- and hospitality-related demand and one less week;
●	Alaska volume decreased 7.7 percent primarily due to (i) lower northbound volume primarily due to one less sailing and one less week and (ii) lower southbound volume primarily due to lower domestic seafood volume and one less week, partially offset by higher export seafood volume from Alaska-Asia Express (“AAX”);
●	China volume was 47.2 percent lower primarily due to (i) lower demand for the CLX and CLX+ services, (ii) the discontinuation of the CCX service in 3Q22 and (iii) one less week;
●	Guam volume was 14.0 percent lower primarily due to lower retail-related demand; and
●	Other containers volume decreased 10.7 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity, Debt and Share Repurchases

Matson’s cash and cash equivalents as of December 31, 2022 was approximately $250.0 million, which excludes $518.2 million in cash on deposit within the Capital Construction Fund. Total debt (presented before any reduction for deferred loan fees as required by GAAP) as of December 31, 2022 was $517.5 million.

During the fourth quarter of 2022, Matson repurchased approximately 1.5 million shares for a total cost of $101.9 million. As of December 31, 2022, the Company had approximately 1.5 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on February 21, 2023 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 21, 2023
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BIfcad646d67d34b738acd1592c030b6bc

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, volume and freight levels, retailers’ inventories, consumer demand levels, vessel capacity, interest rates, economic uncertainty, trade dynamics, business conditions in the Transpacific marketplace, the rate environment, and Matson’s rate premium to the Shanghai Containerized Freight Index. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.